ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of July 31, 2018, by and between TELECON WIRELESS RESOURCES, INC., a New York corporation having its office and principal place of business at 299A North Comrie Avenue, Johnstown, New York (“Buyer” or “TWR”)), and KONATEL, INC., a Nevada corporation having its office and principal place of business at 13601 Preston Rd. STE E816, Dallas, TX 75240 (“Seller”).  Buyer and Seller are each referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Seller is the owner of various assets employed in connection with a wireless service provider and telecommunications business currently operating a retail office under the fictitious business name of “Telecon Wireless” at 299A North Comrie Avenue, Johnstown, New York (the “Premises”); and

WHEREAS, William Sullivan, the principal of TWR shall guarantee all of the obligations of Buyer hereunder; and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, certain assets of Seller, as described on Schedule “1” attached hereto and made part hereof for all purposes (hereafter, the assets described on Schedule “1” are referred to collectively as the “Acquired Assets”.

NOW, THEREFORE, in consideration of the foregoing recitals, and mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby mutually acknowledged, the Parties hereto agree as follows:

Section 1.  Definitions.

“Acquired Assets” means (a) all right, title, and interest, free and clear of all claims, liens and encumbrances, in and to all of the assets of Seller, identified in Schedule 1, attached hereto and incorporated herein by reference, subject to the exclusions set forth below; (b) the conveyance of any rights Seller may have to occupy the Premises; and (c) the trade name “Telecon Wireless” and any other intellectual property of any kind or description associated with the fictitious trade name being transferred hereunder; (The term “Acquired Assets” does not include (a) any patents, trademarks, service marks, trade names, copyrights, licenses (trade secrets, proprietary information, Intellectual Property (as is defined below) or any other intangible property except as specifically set forth herein or in any Schedule hereto); or (b) any financial books or records.

“Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for any Tax, as hereinafter defined.

“Tax” means any federal, state, local, or foreign income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Section 2.  Purchase and Sale.

(a)

Conditional upon the execution of this Agreement by all Parties, Seller hereby sells, transfers, assigns, and conveys the Acquired Assets to Buyer subject to the terms and conditions of this

ASSET PURCHASE AGREEMENT

Agreement.  The purchase price shall be $406,289.90 (“Purchase Price”), which shall be payable as follows:

(i)

Buyer shall pay Seller’s American Express account number 371551894573008 in an amount of not less than $40,246.85 on or before Closing;

(ii)

Buyer shall pay Seller the sum of $ $266,043.05 in cash on or before Closing (the “Cash Payment”; and

the then remaining balance of $100,000.00 shall be evidenced by a Promissory Note (the “Note”) from Buyer to Seller, in a form agreed to by the Parties, which shall be secured by a first priority purchase money security interest in and to the Acquired Assets evidenced by that certain Security Agreement and UCC-1 Financing Statements also in a form agreed to by the Parties.

(b) The Parties hereto acknowledge that Buyer is in the retail wireless telecommunications business, and Seller is in the wholesale wireless telecommunications business.  As further security for the repayment of the Note, until such time as the Note has been satisfied in full, Buyer shall not purchase any “Telecommunications Services” from any other supplier, vendor, or provider other than Seller.  , The term “Telecommunications Services” shall mean all wholesale wireless voice minutes, wireless messaging (“SMS” and “MMS” text messaging), wireless data or any other wholesale telecommunications services which Buyer desires to use for resale or internal use or otherwise.  Buyer’s execution of Seller’s standard Wholesale Telecommunications Agreement is a condition precedent to the Closing.

Section 3. Closing.

The closing of the sale and purchase of the Acquired Assets (the “Closing”) shall take place as of before July 31, 2018, unless extended by the parties in a writing executed by both of them.   It is acknowledged by the Parties that the execution and delivery of the necessary documents and instruments (including, but not limited to this Agreement) evidencing this transaction may occur several days following the “as of” Closing date.

(a)

Buyer’s Deliveries at Closing.  At the Closing, the Buyer shall deliver to the Seller:

(i)

evidence of payment of American Express payable set forth in Section 2(a)(i) above;

(ii)

the Cash Payment and the executed Note, Security Agreement and UCC-1 Financing Statements;

(iii)

seller’s standard Wholesale Telecommunications Agreement executed by Buyer in accord with the provisions of Section 2(b), above.

(b)

Seller’s Deliveries at Closing.  At the Closing, (i) Seller will deliver to Buyer the various instruments and documents referred to herein, including, but not limited to, a Bill of Sale in form and content reasonably acceptable to Buyer covering the Acquired Assets; (ii) evidence of compliance with the New York State “Bulk Sales” law, or evidence that this transaction is exempt from the same; and (iii) such other instruments as Buyer and its counsel may reasonably request.

(c)

Mutual Cooperation After Closing.  Buyer and Seller acknowledge that this transaction is being negotiated and closed quickly, and as a result of the speed with which the transaction is taking place, that there may be documents and instruments and acts that must be executed and performed, respectively, by each of them following the execution hereof to appropriately evidence and implement the transactions and obligations contemplated hereby.  Both parties hereby mutually covenant and agree that each shall cooperate with the other

ASSET PURCHASE AGREEMENT

and execute all documents and instruments and perform all other acts and things which necessary and/or expedient in consummating may be and performing the various transactions and obligations contemplated by this Agreement.

(d)

The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accord with the Allocation Schedule attached hereto as Schedule 2 Allocation of Purchase Price attached hereto and made part hereof for all purposes.  Buyer shall pay all sales tax imposed on the Acquired Assets by any governmental taxing authority having or exercising jurisdiction over this Agreement.  The parties agree that they shall cooperate in whatever manner possible (other than purchase price allocation) to keep the sales tax as low as possible, including, but not limited to, jointly applying for any exemption from sales tax otherwise applicable to this transaction.

Section 4.  Representations and Warranties of Buyer.

Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

(a)

Organization of Buyer.  Buyer is a corporation, duly organized, validly existing, and in good standing under the laws of the State of New York and is duly authorized to do business within the State of New York.

(b)

Authorization of Transaction.  Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accord with its terms and conditions.

(c)

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.  Except as set forth herein, Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transaction contemplated by this Agreement.

(d)  Buyer expressly acknowledges and agrees that the Acquired Assets are being conveyed to Buyer in AS IS WHERE IS condition, without any warranty whatsoever from the Seller (other than title and freedom from liens, claims and encumbrances which Seller expressly warrants), including, but not limited to, any warranty of merchantability or fitness for particular purpose.

Section 5.  Representations and Warranties of Seller.

(a)

Title to Assets.  Seller has good and marketable title to the Acquired Assets free and clear of all claims, liens and encumbrances.

ASSET PURCHASE AGREEMENT

(b)

Organization of Seller.  Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Nevada and is duly authorized to do business within the State of New York and Nevada.

(c)

Authorization of Transaction.  Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accord with its terms and conditions.

(d)

Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject.  Except as set forth herein, Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transaction contemplated by this Agreement.

Section 6. Conditions to Obligation of Seller.

The obligation of Seller to consummate the transaction to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)

the representations and warranties set forth in Section 3, above, shall be true and correct in all material respects at and as of the Closing Date;

(ii)

Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing; and

(iii)

no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction against either Party wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

Section 7. Guaranty.

As further consideration for this Agreement, William Sullivan unconditionally and irrevocably guarantees to Seller and to Seller’s successors and assigns, the full and prompt payment of all sums owed to Seller under the Note, and any renewals, modifications, extensions or replacements of the Note, and the full, prompt and complete performance of all obligations of Buyer as set forth in the Note, Security Agreement and this Agreement.

Section 8. Post-Closing Adjustments.

It is contemplated by the Parties that the Closing of this transaction shall be as of July 31, 2018.  The parties hereto acknowledge that all liabilities of any kind or nature arising out of the operation of the business known as Telecon Wireless occurring prior to 12:00 pm July 31, 2018 (the “Cut Off Date” shall be the sole responsibility of the Seller, unless such liability arose primarily from either the grossly negligent actions of

ASSET PURCHASE AGREEMENT

William Sullivan, Buyer’s principal during his employment with KonaTel or actions of William Sullivan that were outside the scope of his employment with KonaTel.  All liabilities of any kind or nature arising out of the operation of the business known as Telecon Wireless after the Cut Off Date shall be the sole responsibility of the Buyer.   The Parties shall mutually indemnify each other and hold each other harmless from and against any and all claims, costs, losses and or judgments, including any costs associated with the defense of such claims arising out of the respective periods of time for which they each have sole responsibility.

In addition, and not by way of exclusion, the Parties acknowledge that the Seller owes a certain payable to Sprint in the approximate amount of $144,000.00 that arose out of the operation of Telecon Wireless prior to the Cut Off Date.  Seller shall indemnify Buyer from any and all loss, cost, damage or claim arising out of any attempt by Sprint to collect such payable, including reasonable counsel fees and expenses at both trial and appellate levels.

Further, the Parties acknowledge and agree that there currently is a month to month occupancy agreement for the Premises that may be governed by a holdover provision in a currently expired lease of the Premises.  The Parties further acknowledge that all rent due the landlord of the Premises is either current as of July 31, 2018 or will be made so as of that date within ten (10) days of July 31, 2018.  From and after July 31, 2018, TWR will be solely responsible for all costs associated w3ith the occupancy of the Premises that accrue  after that date, and  shall indemnify Seller from any and all loss, cost, damage or claim arising out of any attempt by the landlord of the Premises to collect any such costs for the occupancy of the Premises by Telecon Wireless after the Cut Off Date, including reasonable counsel fees and expenses at both trial and appellate levels.

The parties agree that there may be some lag involved in switching over deposit directions for revenue, direct-pay options for customers, certain ACH arrangements with customers, and commissions and expenses due Telecon employees, earned by them prior to Closing and that these matters shall be adjusted between them as soon as conveniently possible following the expiration of any such time lag.

Seller further agrees that all commissions and expenses due to KonaTel employees working at Telecon Wireless at the Premises earned by them prior to Closing shall be paid in accord with the prior practices of Seller in paying such compensation and shall in all respects be fully paid to all recipients within ninety (90) days of July 31, 2018.

Section 9.  Miscellaneous.

(a)

No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b)

Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(c)

Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(d)

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

ASSET PURCHASE AGREEMENT

(e)

Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f)

Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:

Copy to:

KonaTel, Inc.

Leonard Burningham, Esq.

1301 Preston Road STE E816

Burningham Law Offices

Dallas, TX 75240

2150 South 1300 East, STE 500

Salt Lake City, UT 84106

If to Buyer:

Copy to:

Telecon Wireless Resources, Inc.

Michael D. Assaf, Esq.

299A North Comrie Ave.

Assaf & Siegel, PLLC

Johnstown, New York 12095

16 Corporate Woods Blvd.

Attn:  William Sullivan, President/CEO

Albany, NY  12211

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(g)

Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York.  The Parties agree that all disputes in any way relating to, arising under, connected with, or incident to this Agreement, shall be litigated, if at all, exclusively in a state court of general jurisdiction or any Federal court situated in the state of incorporation of the defending party, unless conflict of laws provisions of that State do not permit such a venue choice due to lack of connection of the dispute to that State, in which case jurisdiction and venue shall be Fulton County, New York and the Federal Northern District of New York.

(h)

Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same be in writing and signed by Buyer and Seller.  No waiver by any Party of any default, misrepresentations, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(i)

Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(j)

Expenses.  Each of the Parties will bear his, her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

ASSET PURCHASE AGREEMENT

(k)

Construction.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.

(l)

Incorporation of Schedules.  The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(m)

Expenses Related to Disputes.  In the event that any dispute between the parties to this Agreement should result in litigation, the prevailing party in such dispute, whether by settlement or decision in litigation, shall be entitled to recover from the other party all fees, costs, and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including, without limitation, such reasonable fees and expenses of attorneys and accountants, at both the trial and appellate levels.

(n)

Survival.  The representations and warranties of Seller and Buyer contained in this Agreement and the indemnification provisions in Section 7 hereof shall survive the Closing and the transfer to Buyer of the Acquired Assets and delivery of any documents of conveyance and shall continue to exist until such time as there is no longer an obligation existing between Buyer and Seller.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER: Telecon Wireless Resources, Inc.		SELLER: KonaTel, Inc.
By: /s/William Sullivan, President/CEO	Date: August 9, 2018	By: /s/ Charles Schneider, Jr. CEO	Date: August 9, 2018

/s/ William Sullivan    Date: August 9, 2018

William Sullivan, individually, as guarantor pursuant to Section 6 above

ASSET PURCHASE AGREEMENT

Schedule 1

Acquired Assets

Computer Workstations

QTY	Description
5	NUC computers with Windows 10 Pro Licenses (NUC6i5SYK)
5	APC Battery backups (BE550G)
1	Dell Laptop (Latitude E7470)
1	Dell laptop docking station

Computer Network Equipment

QTY	Description
1	Cisco router (ASA 5506X)
1	Wireless access point - Ubiquiti (Wi-Fi - UBI-UAP-AC-PRO-E-US)
1	Network switch – Ubiquiti PoE (UBI-US-24-250W)
1	Backup Internet – Pepwave MAX BR1 LTE (Verizon IOT)

Desk Phones

QTY	Description
7	Polycom VVX410 handsets
21	DIDs (518.306.3400-3419, plus 518-762-3456)

Email Account

QTY	Description
12	Office 365 accounts - 7 Premium, 5 Essential (Includes the St Dominic’s Home email)

Domain

QTY	Description
1	GoDaddy Domain – teleconwireless.com
1	Managed website – teleconwireless.com on our Rackspace server

Miscellaneous Office Equipment

QTY	Description
5	Desks
9	Filing Cabinets
1	Stool
12	Chairs
1	Table
2	Registers
1	Battery Tester
1	Car Charger Tester
1	Refrigerator
1	Microwave

Inventory

QTY	Carrier	Description
5	N/A	SD Readers
107	N/A	Chargers
15	N/A	Blue Tooth
99	N/A	Cases
64	N/A	Otter Boxes
27	N/A	Life Proof Cases
34	N/A	Universal Pouches
83	N/A	Screen Savers
10	N/A	Charging pad
2	N/A	Stick Pad
1	N/A	Shutter Ball
4	N/A	Blue Tooth Speakers
18	N/A	Tablet Cases
10	N/A	Pop Sockets
2	N/A	Grip Holder
9	N/A	Ring Hook
3	N/A	Vent Mount
3	AT&T	A Unite Pro Wi-Fi Hotspot
1	AT&T	A LG C395 Xpression
1	AT&T	A Samsung Evergreen
1	AT&T	A Samsung Note 5
2	AT&T	A Samsung S5
1	AT&T	A iPhone 5s
1	AT&T	A iPhone 5c 16gb
1	AT&T	A iPhone 6+ 16gb
1	Boost	Boost Go Flip
3	Boost	Boost Stylo 3
6	Boost	Boost ZTE Prestige 2
3	Boost	Boost Moto E4
4	Boost	Boost LG Dynasty
4	Boost	Boost Xcharge
1	Boost	Boost Galaxy J3 Emerge
1	Boost	Boost Galaxy J7 Perx
3	Boost	Boost ZTE Blade Force
3	Boost	Boost Alcatel 1 Touch
7	Boost	Boost Temp X
2	Sprint	S Dura XTP
1	Sprint	S Xcharge
1	Sprint	S HTC U11
1	Sprint	S Phone Connect 3
3	Sprint	Tab Pizi 7
2	Sprint	Hotspot
1	VZW	V iPhone 6+ 16gb
1	VZW	V iPhone 7 32gb
1	VZW	V iPhone 8 256gb
2	VZW	V Samsung S6
1	VZW	V Samsung S4 mini
1	VZW	V Galaxy J3
1	VZW	V Galaxy J7
1	VZW	V Moto E
1	VZW	V Moto
2	VZW	V Ellipis 7 Tablet

Accounts Receivable

Total Telecon Accounts Receivable $46,289.90 as of July 31, 2018, and detail below.

Customer List

ASSET PURCHASE AGREEMENT

Schedule 2

Allocation of Purchase Price

Intangible Personal Property

$345,000.00

Customer Base

Domain Name & Email Accounts

Office Equipment

$5,000.00

Computer Workstations

Computer Network Equipment

Desk Phones

Miscellaneous Office Equipment

Accounts Receivable

$46,289.90

Inventory

$10,000.00

Total Purchase Price

$406,289.90

ASSET PURCHASE AGREEMENT